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                                                                  EXHIBIT 24(e)

                                   CONSENT


        Reference is hereby made to the Registration Statement on Form S-4 relating to the registration of 7,597,272 shares of common stock, $1.00 par value of Fleet Financial Group, Inc. ("Fleet") in connection with the proposed merger of Sterling Bancshares Corporation with and into Fleet, as initially filed with the Securities and Exchange Commission on December 29, 1993, as the same may be amended (the "Registration Statement"). We hereby consent to the filing of the form of our opinion as to certain federal income tax matters as an exhibit to the Registration Statement and to the use of our name therein and in the related Proxy Statement-Prospectus under the caption "The Merger-Certain Federal Income Tax Consequences" and "Legal Opinions".



February 4, 1994                              GOODWIN, PROCTER & HOAR